Contact:

Gulf Resources, Inc.
David Wang, VP of Finance
Email: gfre.2008@vip.163.com

Helen Xu
Email: beishengrong@vip.163.com
Web:   http://www.gulfresourcesinc.cn

CCG Investor Relations Inc.
Linda Salo, Sr. Financial Writer
Phone: +1-646-922-0894
Email: linda.salo@ccgir.com

Crocker Coulson, President
Phone: +1-646-213-1915 (New York)
Email: crocker.coulson@ccgir.com
Web:   http://www.ccgirasia.com

Gulf Resources Agrees to Acquire Crude Salt Field

NEW YORK and SHANDONG, China, January 4, 2011 -- Gulf Resources, Inc. (Nasdaq: GFRE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced that its wholly-owned subsidiary Shouguang City Haoyuan Chemical Company Limited (“SCHC”) has signed an agreement to acquire a crude salt field from the state operated Shouguang Qingshuibo Farm.

"The acquisition of additional crude salt fields will help us improve our utilization of bromine-related waste water, resulting in additional annual production of 70,000 tonnes of crude salt. With an estimated utilization rate of 90%, the added production capacity of approximately 78,000 tonnes will expand our consolidated annual production capacity to more than 600,000 tonnes of crude salt. We expect the additional production of crude salt from the new field to add approximately $2.8 million in incremental annualized revenue and $1.7 million in net income based on a price of $40 per tonne," stated Xiaobin Liu, Chief Executive Officer of Gulf Resources.

Consideration for the crude salt field purchase is RMB73 million (approximately $10.6 million) in cash, of which 50% was paid upon the signing of the agreement and the remaining 50% will be due within three days thereafter.

Upon the closing of the transaction SCHC will acquire approximately 568 acres crude salt field at Qingshuibo Farm. The sellers will sign a 30-year land lease with SCHC for the crude salt field, for which the Company will pay RMB 172,500 (approximately $25,368) per year. Based on the development principle for the North of Shouguang City from Shouguang City Commission and Municipal Government, the Company is required to increase capital investment, increase the size of the crude salt field  and standards, and build a pilot area for co-production of bromine and crude salt. The Company estimates such investments to amount to approximately $1 million,. Following the successful closing of the acquisition, the Company expects to start production utilizing the newly purchased field in March 2011.

“We want to maximize the utilization of waste water resulting from bromine production, as crude salt is a high-margin by-product of bromine. Our factories 1 and 2 did not have adjacent crude salt fields, which has resulted in an underutilization of our waste water resources. If we are successful in acquiring surrounding crude salt fields in cooperation with the local government, we believe we will be able to reduce the environmental footprint from bromine production, while growing our revenue,” concluded Mr. Liu.

The closing of the transaction is subject to certain closing conditions. Further details on the terms of this transaction can be found in the Company's 8-K which is expected to be filed with the U.S. Securities and Exchange Commission on January 4, 2011.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC") and Shouguang Yuxing Chemical Industry Co., Limited ("SYCI"). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information about the Company, please visit http://www.gulfresourcesinc.cn .

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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